Exhibit 3.155

New Jersey Department of the Treasury

Division of Revenue

Certificate of Formation, Limited Liability Company

FILED: MAR 13, 2006

STATE TREASURER

This form may be used to record the formation of a Limited Liability Company under and by virtue of New Jersey State law. Applicants must insure strict compliance with NJSA 42, the

New Jersey Limited Liability Company Act, and insure that all applicable filing requirements are met. Applicants are advised to seek out private legal assistance before submitting filings to the

Secretary’s office.

1. Name of Limited Liability Company: Cohoes Fashions of New Jersey, LLC

2. The purpose for which this Limited Liability Company is organized is:

To engage in any lawful act or activity for which a limited liability company may be organized under the New Jersey Limited Liability Company Act

3. Date of formation:

4. Registered Agent Name & Address

Corporation Service Company

830 Bear Tavern Road

West Trenton, NJ 08628

5. Dissolution date: Perpetual

The undersigned represent(s) that this filing complies with requirements detailed in NJSA 42.

The undersigned hereby request(s) that they are authorized to sign this certificate on behalf of the

Limited Liability Company.

/s/ Paul Tang

Date: March 9, 2006